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                                                                    EXHIBIT 99.1


Friday February 27, 5:22 pm Eastern Time

Company Press Release

SOURCE: Aspect Telecommunications

Lucent Technologies and Aspect Telecommunications Settle Patent Dispute

SAN JOSE, Calif., Feb. 27 /PRNewswire/ -- Lucent Technologies, Inc. (NYSE: LU) and Aspect Telecommunications Corporation (Nasdaq: ASPT) today announced that they have agreed to dismiss their patent lawsuits against each other, released each other from claims of past infringement, and settled their patent disputes. The lawsuits related to telecommunications products and call routing technology. As part of the settlement, the parties have entered into a cross-licensing agreement under which Aspect will pay Lucent a one-time fee and future royalties.

Lucent Technologies, headquartered in Murray Hill, N.J., designs, builds and delivers a wide range of public and private networks, communications systems and software, data networking systems, business telephone systems and microelectronic components. Bell Labs is the research and development arm for the company.

Aspect Telecommunications is a global provider of comprehensive business solutions for mission-critical call centers. Aspect products include automatic call distributors, computer-telephony integration solutions, interactive response systems, call center management information and reporting tools, and call center planning and forecasting packages. Aspect also provides services vital to call center environments, including business applications consulting, systems integration and training. Corporate headquarters are located in San Jose, California.